Exhibit 5.1

[Ralcorp logo]

June 10, 2008

Ralcorp Holdings, Inc.

800 Market Street

Suite 2600

Saint Louis, MO 63101

Re:	Registration of Securities

Ladies and Gentlemen:

I am General Counsel of Ralcorp Holdings, Inc. a Missouri corporation (the “Company” or “Ralcorp”). I have been asked to deliver this opinion in connection with the Registration Statement on Form S-4 (No. 333-150222), originally filed with the Securities and Exchange Commission (the “Commission”) on April 11, 2008, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), relating to the proposed registration by the Company of up to 30,393,589 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) to be issued in connection with the merger contemplated by the RMT Transaction Agreement (the “Transaction Agreement”) dated as of November 15, 2007 between Kraft Foods Inc., Cable Holdco, Inc. (“Splitco”), Ralcorp and Ralcorp Mailman LLC. Such shares of the Common Stock, when issued in accordance with the Transaction Agreement are referred to herein as the “Shares” and the issuance of the Shares is referred to herein as the “Issuance.” All of the shares of common stock, par value $0.01 per share, of Splitco common stock are referred to as the “Splitco Common Stock.”

As General Counsel of the Company, I am familiar with the Company’s Restated Articles of Incorporation, as amended to the date hereof, the Company’s Bylaws and the affairs of the Company. I have also examined such other documents, corporate records and other instruments as I have deemed necessary or appropriate for the purpose of this opinion including (i) the Transaction Agreement attached as Exhibit 2.1 to the Registration Statement; (ii) the merger certificate prepared pursuant to the Transaction Agreement and to be filed with the Secretary of State of the State of Delaware (the “Secretary”) prior to the issuance of the Shares; (iii) minutes and records of the corporate proceedings of the Company with respect to the Issuance; and (iv) the Registration Statement.

For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals submitted to me as copies. I have also assumed the legal capacity of all natural persons, the genuiness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. I have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, I am of the opinion that, when the Shares shall have been issued in accordance with the terms of the Transaction Agreement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

My opinion expressed above is subject to the qualification that I express no opinion as to the applicability of, compliance with, or effect of any laws except the laws of the State of Missouri. I do not find it necessary for the purposes of this opinion, and accordingly I do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the Issuance.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and I am assume no obligation to revise or supplement this opinion should there be a change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

I consent to the filing of this opinion as an exhibit to Ralcorp’s Registration Statement and to the use of my name in the Registration Statement under the caption “Legal Matters.” In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very Truly Yours

/s/ Charles G. Huber, Jr.
Charles G. Huber, Jr.